Exhibit 4.2

BAZAARVOICE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

February 9, 2010

TABLE OF CONTENTS

(continued)

Schedules:

A	-	Schedule of Investors
B	-	Schedule of Founders

-ii-

BAZAARVOICE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of February 9, 2010 by and among Bazaarvoice, Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”) and the individuals listed on Schedule B hereto (each, a “Founder” and collectively, the “Founders”).

R E C I T A L S

WHEREAS, the Company and certain of the Investors are parties to that certain Series E Preferred Stock Purchase Agreement of even date herewith (the “Series E Agreement”);

WHEREAS, the Company, the Founders and the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Prior Parties”) have previously entered into that certain Amended and Restated Investors’ Rights Agreement dated as of May 30, 2008 (as amended, the “Prior Agreement”);

WHEREAS, pursuant to Section 4.2 thereof, the Prior Agreement may be amended by the written consent of the Company and the Majority Investors (as defined therein); and

WHEREAS, in order to induce certain of the Investors to purchase shares of Series E Preferred Stock pursuant to the Series E Agreement, the Prior Parties desire to enter into this Agreement in order to amend, restate and supersede the Prior Agreement and hereby agree that this Agreement shall govern the registration rights of the Investors and Founders and certain other matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1. Registration Rights.

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” means the United States Securities and Exchange Commission.

(b) “Common Stock” means the Company’s common stock, $0.0001 par value per share.

(c) “Conversion Stock” means the shares of Common Stock issued or issuable upon conversion of the Shares.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(f) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13; provided, however, a Founder shall not be considered a Holder for the purposes of Sections 1.2, 1.6, 1.11, 1.12, and 1.14.

(g) “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(h) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) “Registrable Securities” means (i) the Conversion Stock, (ii) the Common Stock issued to the Founders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.6, 1.11, 1.12 or 1.14; (iii) the Common Stock issued to Battery Ventures VIII, L.P. (“Battery”) pursuant to certain Stock Transfer Agreements dated as of September 6, 2007; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for purposes of Sections 1.2, 1.6, 1.11, 1.12 or 1.14; (iv) the Common Stock issued to Eastern Advisors pursuant to certain Stock Transfer Agreements dated as of May 30, 2008; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for purposes of Sections 1.2, 1.6, 1.11, 1.12 or 1.14; and (v) any of the Company’s Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Registrable Securities referenced in (i), (ii), (iii) and (iv) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Section 1 are not assigned.

(j) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(k) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(l) “Securities Act” means the Securities Act of 1933, as amended.

(m) “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001.

(n) “Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001.

(o) “Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.0001.

(p) “Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.0001.

(q) “Series E Preferred Stock” means the Company’s Series E Preferred Stock, par value $0.0001.

(r) “Shares” means the shares of the Company’s Preferred Stock.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five (5) years from the date of this Agreement or (ii) the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating solely to employee benefit or similar plans or a registration statement relating to a Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company effect a registration under the Securities Act with respect to at least a majority of the Registrable Securities then outstanding, then the Company shall (i) give written notice of such request to all Holders within ten (10) calendar days of the date such request is given and (ii) use its best efforts to effect as soon as practicable (and in any event within sixty (60) calendar days of the date such request is given) the registration under the Securities Act of all Registrable Securities that the Holders request to be registered within twenty (20) calendar days of the date the Company’s notice referred to in this subsection 1.2(a) is given.

(b) If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the underwriting, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities requested by each such Holder to be included in such underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (including those to be sold for the Company’s account) are first entirely excluded from the underwriting; provided further, however, that the Registrable Securities that constitute Conversion Stock shall not be reduced unless all Registrable Securities that do not constitute Conversion Stock are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration pursuant to this Section 1.2, a certificate signed by the Company’s President stating that in the good faith judgment of the Company’s Board of Directors, such registration would be seriously detrimental to the Company and its stockholders and that it is, therefore, essential to defer taking action with respect to such registration, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) calendar days after the date the request of the Initiating Holders is given; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registration has been declared or ordered effective, provided that a registration shall not count as one of the registrations pursuant to this Section 1.2 unless the holders of Registrable Securities are able to sell a majority of the shares of Registrable Securities included in such registration;

(ii) if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of underwriting discounts and commissions) of less than $5,000,000;

(iii) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) calendar days after the effective date of, any registration statement pertaining to a public offering of securities for the Company’s account, provided that the Company is actively employing its commercially reasonable efforts to cause such registration statement to be effective;

(iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities either for its own account or the account of a stockholder or stockholders exercising their respective demand registration rights (other than (i) a registration pursuant to Sections 1.2 or 1.12, (ii) a registration relating solely to employee benefit or similar plans, (iii) a registration relating to a Rule 145 transaction or (iv) a registration on any form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) calendar days of the date such notice is given, the Company shall, subject to the provisions of Section 1.8, include in the registration all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) calendar days or any less period of time in the event the distribution described in the registration statement has been completed; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until such Registrable Securities are sold if Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous basis;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Before filing any such registration statement or prospectus or any amendments or supplements to such registration statement or prospectus, the Company shall furnish to counsel selected by the holders of a majority in interest of the Registrable Securities included in such registration copies of all such documents proposed to be filed, which documents shall be subject to the review of such counsel;

(d) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, following such notification, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading;

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) In the event of any underwritten public offering, cooperate with the selling Holders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the selling Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the selling Holders, in efforts to sell the Registrable Securities under the offering (including, without limitation, participation in “roadshow” meetings with prospective investors);

(k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(l) Make available to its security holders, as soon as reasonably practicable but not more than eighteen (18) months later than the effective date of the

Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(m) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

1.5 Furnish Information.

(a) It shall be a condition precedent to the Company’s obligations to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as shall be reasonably required by the Company or the managing underwriters, if any, to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.12(d)(ii), whichever is applicable.

1.6 Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printer’s fees, accounting fees and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (designated by the holders of at least a majority of the Registrable Securities to be included therein) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of at least a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one demand registration pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printer’s fees, accounting fees and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (designated by the holders of at least a majority of the Registrable Securities to be included therein), but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine, in their sole discretion, will not jeopardize the success of the offering by the Company. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, provided that no Holder of Registrable Securities shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. If the total amount of securities, including Registrable Securities requested by stockholders to be included in such offering, exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities requested to be included therein by each such selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced unless the securities of all other selling stockholders are excluded from the offering, (ii) the amount of securities of the selling Holders who are Investors included in the offering be reduced unless the securities of all the selling Holders who are Founders are excluded from the offering, (iii) the amount of securities held by selling Holders who are Investors that constitute Conversion Stock included in the offering be reduced unless the securities held by selling Holders who are Investors that do not constitute Conversion Stock are excluded from the offering or (iv) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is a Qualified IPO (as defined in the Company’s Certificate of Incorporation, as amended from time to time), in which case such Holders may be excluded entirely if the underwriters make the determination described above and if the securities of all other selling stockholders are excluded entirely. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners (or retired partners), members (or retired members) and stockholders of such selling stockholder, or the estates and family members of any such partners (retired partners), members (or retired members) or stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company or relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; provided further that the indemnity agreement contained in this Section (a)1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); provided further that in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld). An Indemnified Party shall have the right to retain its own counsel reasonably acceptable to the Indemnifying Party, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.10, except to the extent such failure is determined by a court of competent jurisdiction to have increased the liability of such Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified

Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any Holder be required to contribute an amount in excess of the gross proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise. The obligations under this Section 1.10 shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and will survive the transfer of securities and the termination of this Agreement (unless expressly agreed otherwise in the document terminating this Agreement).

1.11 Reports Under Securities Exchange Act. With a view to making available the benefits of certain rules and regulations of the Commission, including Rule 144, that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration.

(a) Subject to the conditions of this Section 1.12, if the Company shall receive from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder(s), then the Company shall (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders and (b) use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within fifteen (15) calendar days of the date the Company’s notice referred to in clause (a) of this sentence is given.

(b) If the Holders requesting registration pursuant to this Section 1.12 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.12 and the Company shall include such information in the written notice referred to in clause (a) of Section 1.12(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Holders requesting registration. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.12, if the underwriter advises the Holders requesting registration in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holders requesting registration shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Holders requesting registration, in proportion (as nearly as practicable) to the amount of Registrable Securities requested by each such Holder to be included in such underwriting. In no event shall (i) the amount of Registrable Securities of the Holders included in the offering be reduced unless the securities of all other selling stockholders are excluded from the offering and (ii) the amount of Registrable Securities of the Holders included in the offering that constitutes Conversion Stock be reduced unless the Registrable Securities of the Holders included in the offering that do not constitute Conversion Stock are excluded from the offering.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Holder(s) requesting a registration pursuant to this Section 1.12, a certificate signed by the Company’s President stating that in the good faith judgment of the Company’s Board of Directors, such registration would be seriously detrimental to the Company and its stockholders and that it is, therefore, essential to defer taking action with respect to such registration, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) calendar days after the date the request of the Holder(s) requesting a registration pursuant to this Section 1.12 is given; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.12:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of underwriting discounts and commissions) of less than $1,000,000;

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.12;

(iv) after the Company has effected two (2) registrations pursuant to this Section 1.12 and such registrations have been declared or ordered effective, provided that a registration shall not count as one of the registrations pursuant to this Section 1.12 unless holders of Registrable Securities are able to sell at least a majority of the shares of Registrable Securities included in such registration;

(v) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) calendar days after the effective date of, any registration statement pertaining to a public offering of securities for the Company’s account; provided that the Company is actively employing its commercially reasonable efforts to cause such registration statement to be effective; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) All expenses incurred in connection with a registration requested pursuant to this Section 1.12 (other than underwriting discounts and commissions), including (without limitation) all registration, filing, qualification, printer’s fees, accounting fees and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (designated by the holders of at least a majority of the Registrable Securities to be included therein), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.12 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to this Section 1.12; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to this Section 1.12. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be transferred or assigned, but only with all related obligations, by a Holder to a transferee or assignee who acquires at least 300,000 shares (subject to appropriate adjustment for stock splits, stock dividends and combinations) of Registrable Securities from such transferring Holder; provided that (i) prior to such transfer or assignment, the Company is furnished with written notice stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 and (iii) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration upon terms that are more favorable to such holder or prospective holder than the terms on which the Holders may include shares in such registration.

1.15 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering or any secondary public offering (but only if such Holder is participating in such secondary offering) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) calendar days, provided that such period may be extended as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise. The foregoing covenants shall apply only to the Company’s initial public offering and any secondary public offering (but only if such Holder is participating in such secondary offering) of equity securities, shall not apply to the sale of any shares by a Holder to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if, in the case of an initial public offering, all the Company’s executive officers, directors and greater than one percent (1%) stockholders are subject to similar agreements or, in the case of a secondary offering, all of the Company’s executive officers and directors enter into similar agreements. Each Holder agrees to execute an agreement(s) reflecting (i) and (ii) above as may be requested by the managing underwriters at the time of the initial public offering and any secondary public offering (but only if such Holder is participating in such secondary offering) and further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the covenants in (i) and (ii) above. The foregoing covenants shall not apply to (i) the sale of Registrable Securities included in such offering, (ii) transfers by a Holder to its partners and affiliates (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund), provided such transferees agree in writing to be bound by the terms of this Agreement, or (iii) shares purchased in the open market by such Holder following completion of the offering. If the restrictions imposed on any Holder under this Section 1.15 or the restrictions imposed by such similar agreements upon any officer or director of the Company or other person who holds at least one percent (1%) of the outstanding Common Stock are waived in whole or in part, then the restrictions imposed by this Section 1.15 automatically shall be waived on a pro rata basis (e.g., if fifty percent (50%) of the shares held by an officer are released from a similar agreement, then fifty percent (50%) of the shares held by each Holder subject to this Section 1.15 shall be automatically released).

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of its securities to the general public or (ii) as to any Holder, such time, at which all Registrable Securities held by such Holder can be sold immediately without registration in compliance with Rule 144(k) of the Securities Act.

2. Covenants of the Company to the Investors.

2.1 Information Rights. The Company shall deliver to each Investor who holds (and continues to hold) at least 600,000 shares of Conversion Stock and/or Common Stock (subject to appropriate adjustment for stock splits, stock dividends and combinations) (each, a “Major Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) calendar days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles (“GAAP”), all in reasonable detail and audited by independent public accountants of national standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such quarter prepared in accordance with GAAP, all in reasonable detail;

(c) as soon as practicable, but in any event within thirty (30) calendar days of the end of each month, (i) consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such month, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such month prepared in accordance with GAAP, all in reasonable detail, and (ii) an executive summary of the Company’s operations during such preceding month; and

(d) as soon as practicable, but in any event thirty (30) calendar days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including balance sheets and income statements for such months, which budget shall have been approved by the Board of Directors with the Preferred Stockholder Directors (as defined in the Company’s Certificate of Incorporation, as amended from time to time) concurring.

2.2 Visitation and Inspection. The Company shall permit each Major Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers in good faith to be a trade secret or similar confidential information. The provisions of this Section 2.2 shall not be in limitation of any rights which any Major Investor may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the State of Delaware.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor (each, an “Offeree”), a right of first offer to subscribe for and purchase such Offeree’s Pro Rata Share (as hereinafter defined for the purpose of this Section 2.3), in whole or in part, of future issuances by the Company of Future Shares (as hereinafter defined). Notwithstanding Section 2.6(b), each Offeree shall be entitled to assign or apportion the right of first offer among its partners and affiliates (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund) in such proportions as it deems appropriate. For purposes of this Section 2.3, an Offeree’s “Pro Rata Share” of Future Shares shall be a fraction, the numerator of which is the number of shares of Common Stock held, or issuable upon conversion of the Preferred Stock held, by such Offeree immediately prior to the issuance of Future Shares and the denominator of which is the total number of shares of the Company’s Common Stock outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including Preferred Stock) immediately prior to the issuance of Future Shares. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Future Shares”), the Company shall first make an offering of such Future Shares to each Offeree in accordance with the following provisions:

(a) The Company shall deliver a notice (“Notice”) to each Offeree stating (i) the Company’s bona fide intention to offer such Future Shares, (ii) the number of such Future Shares to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such Future Shares.

(b) Each Offeree may elect to subscribe for and purchase, at the price and on the terms specified in the Notice, (i) up to such Offeree’s Pro Rata Share of the Future Shares and (ii) such additional number of the Future Shares as such Offeree indicates it is willing to purchase should the other Offerees subscribe for less than their respective Pro Rata Shares (for each Offeree, the “Additional Portion”) by notifying the Company in writing within fifteen (15) business days from the date the Notice is given by the Company.

(c) If the aggregate number of Future Shares subscribed for pursuant to subsection (b) above is less than the aggregate Pro Rata Share for which all Offerees are entitled to subscribe, then each Offeree who has subscribed for an Additional Portion pursuant to subsection (b) above shall be entitled to purchase, in addition to such Offeree’s Pro Rata Share, the Additional Portion subscribed for by such Offeree; provided, however, that if the Additional Portions subscribed for by all Offerees exceed the difference obtained by subtracting (x) the aggregate Pro Rata Share for which all Offerees are entitled to subscribe from (y) the number of Future Shares (excluding any Additional Portion) subscribed for by all Offerees (the “Available Additional Portion”), then each Offeree who has subscribed for an Additional Portion shall be entitled to purchase only that portion of the Available Additional Portion as such Offeree’s Pro Rata Share bears to the aggregate Pro Rata Share for all Offerees who subscribed for an Additional Portion, subject to rounding by the Company’s Board of Directors to the extent it reasonably deems necessary and equitable. To the extent that Future Shares are not purchased by the Offerees as provided in subsection (b) above and this subsection (c), the Company may, during the ninety (90) calendar days following the expiration of the period provided in subsection (b) above, offer the remaining unsubscribed portion of such Future Shares to any person or persons at a price not less than and upon terms no more favorable than those specified in the Notice. If the Company does not enter into and consummate an agreement for the sale of the Future Shares within such period, the right provided in this Section 2.3 shall be deemed to be revived and such Future Shares shall not be offered unless first reoffered to the Offerees in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) the Shares; (ii) the Conversion Stock; (iii) securities issued as a dividend or distribution on the Shares; (iv) securities issued in connection with any stock split of or stock dividend on the Common Stock or the Preferred Stock; (v) securities issued to the Company’s employees, officers, directors, consultants, advisors or service providers pursuant to the Company’s 2005 Stock Plan or any other plan, agreement or similar arrangement approved by the Company’s

Board of Directors with the Preferred Stockholder Directors concurring; (vi) securities issued to banks or equipment lessors, provided such issuance is approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; (vii) securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuance is approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; (viii) securities issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; (ix) securities issued in connection with a bona fide business acquisition of or by the Company (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided such acquisition is approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; (x) securities issued for any charitable purpose provided such issuance is approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; (xii) any right, option or warrant to acquire any security convertible into or exercisable for the securities listed in clauses (i) through (x) above approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring; or (xii) up to 20,000 shares of Common Stock (as adjusted for stock splits, recapitalizations and the like) originally issued to Michael Wyszkowski at a price per share of $2.60 pursuant to a stock purchase agreement dated or about the date of this Agreement.

2.4 Spin-Out Preemptive Rights. If at any time (i) the Company creates a direct or indirect subsidiary that is not (A) a wholly-owned subsidiary (either directly or indirectly) or (B) an entity that is created by the Company for the sole purposes of expanding or servicing the Company’s current line of business, which can include, but is not limited to, entities formed for operations in foreign jurisdictions, and sales and marketing, and customer support; provided, however, that such subsidiaries formed pursuant to this subsection 2.4(i)(B) shall be wholly-owned subsidiaries except to the extent required by applicable laws outside of the United States, (ii) any direct or indirect subsidiary of the Company sells or transfers any shares of capital stock to any entity that is not the Company or a direct or indirect wholly-owned subsidiary of the Company, (iii) any direct or indirect subsidiary of the Company merges, consolidates or takes any other action that results in such subsidiary not remaining a wholly-owned subsidiary of the Company (either directly or indirectly) except to the extent required by applicable laws outside of the United States, or (iv) any direct or indirect subsidiary of the Company sells all or substantially all of its assets to any person or entity that is not the Company or a direct or indirect wholly-owned subsidiary of the Company, then in each case the Company shall cause such subsidiary (or the surviving or successor entity or purchaser of assets) (each, a “Spin-out Entity”) to provide each Investor a right of first offer (the “Spin-out Preemptive Rights”) to purchase up to its Spin-out Pro Rata Share (defined below) with respect to any common stock, preferred stock or any other security of the Spin-out Entity, including but not limited to, rights, options, or warrants to purchase such common stock, preferred stock or other security (“Spin-out Shares”) offered by the Spin-out Entity for financing purposes. For purposes of this Section 2.4, a Investor’s “Spin-out Pro Rata Share” of such Spin-out Shares shall be a fraction, (i) the numerator of which is the number of shares of Common Stock of the Company then held by such Investor immediately prior to the formation of such Spin-out Entity (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including Preferred Stock held by such Investor), and (ii) the denominator of which is the total number of shares of the Company’s Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including Preferred Stock). The manner and procedure of such Spin-out Preemptive Rights shall be substantially similar to those described in Section 2.3 above. In addition, the Company shall cause, or exert such influence it may have to cause, the organizational documents of the Spin-out Entity (i) to provide for voting rights and preferences equivalent to the voting rights and preferences of the Preferred Stock and (ii) to contain provisions protecting the rights of Investors pursuant to this Section 2.4.

2.5 Other Covenants.

(a) Proprietary Information and Inventions Assignment Agreement. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions assignment agreement in the form approved by the Company’s Board of Directors. Unless otherwise approved by the Company’s Board of Directors with the Preferred Stockholder Directors concurring or prohibited by applicable law, each such agreement shall prohibit the employee, during employment and for one year thereafter, from competing with the Company or soliciting the Company’s employees.

(b) Board of Directors. The Board of Directors shall meet at least six times per calendar year, unless the Board unanimously agrees to meet less frequently.

(c) Capital Expenditures. The Company shall not make any capital expenditure in excess of $250,000 without the approval of the Board of Directors with the Preferred Stockholder Directors concurring.

(d) Family Members. The Company shall not enter into an employment relationship with a relative of any then-current employee without the approval of the Board of Directors with the Preferred Stockholder Directors concurring.

(e) Employee and Other Stock Arrangements. Each option or right to acquire any shares of the Company’s capital stock by an employee, consultant, officer or director of the Company will be conditioned upon the execution and delivery by the Company and such employee, consultant, officer or director of an agreement providing for (i) a right of repurchase in favor of the Company to purchase any unvested shares at their original purchase price, (ii) a restriction on transfers of unvested stock and (iii) a right of first refusal in favor of the Company with respect to transfers of vested stock. Unless otherwise determined by the Board of Directors, any such option or right to acquire shares of the Company’s capital stock granted after the date hereof shall vest at the rate of one-fourth ( 1/4th) of the shares granted after one year from the date of grant and one forty-eighth (1/48th) of the total number of shares granted monthly thereafter. In the event that the Company shall elect not to exercise any such right of repurchase right or right of first refusal, then the Company shall, unless otherwise decided by the Board of Directors, assign to the Investors such right of repurchase or right of first refusal, as the case may be, and shall deliver written notice of such assignment to the Investors not less than five (5) days prior to the expiration of such right. Such assignment shall be made to each Investor pro rata based on a fraction, (x) the numerator of which shall be the number of shares of Common Stock held (or issuable upon conversion of Preferred Stock held) by such Investor immediately prior to such assignment and (y) the denominator of which shall be the number of shares of Common Stock held (or issuable upon conversion of Preferred Stock held) by all Investors immediately prior to such assignment.

(f) Qualified Small Business Stock. The Company agrees that for so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), it will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the Code and any regulations promulgated thereunder; provided, however, that “reasonable efforts” as used in this Section 2.5(f) shall not be construed to require the Company to operate its business in a manner that would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

(g) Directors and Officers Insurance. The Company shall within ninety (90) calendar days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers directors and officers insurance with coverage customary for companies similarly situated to the Company, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors with the Preferred Stockholder Directors concurring. The Company will cause to be maintained the directors and officers insurance required by this subsection 2.5(g), except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors with the Preferred Stockholder Directors concurring. Such policy shall not be cancelable by the Company without prior approval of the Board of Directors with the Preferred Stockholder Directors concurring.

(h) Liability Insurance. The Company shall within ninety (90) calendar days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers general liability insurance in amounts customary for companies similarly situated, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors with the Preferred Stockholder Directors concurring. The Company will cause to be maintained the general liability insurance required by this subsection 2.5(h), except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors with the Preferred Stockholder Directors concurring. Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors with the Preferred Stockholder Directors concurring.

(i) Eastern Advisors Observer Rights. The Company shall invite one authorized representative of Eastern Advisors (the “Authorized Representative”) to attend in person two meetings of the Board of Directors per calendar year and to attend by telephone conference one meeting of the Board of Directors per calendar year. The Authorized Representative may participate in discussions of matters brought before the Board of Directors, but shall in all other respects be a non-voting observer. Not less than 24 hours prior to each meeting of the Board of Directors, the Company shall provide the Authorized Representative with copies of all notices, presentations and materials provided by the Company to its directors in advance of such meeting. The Authorized Representative may be excluded from access to any meeting (or portion thereof) or any notices, presentations or materials if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Eastern Advisors and the Authorized Representative shall hold in confidence and trust and shall act in a fiduciary manner with respect to all information provided to the Authorized Representative pursuant to this Section 2.5(i); provided, however, that notwithstanding the foregoing, Eastern Advisors may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in its reports to its limited partners. The rights of Eastern Advisors under this Section 2.5(i) shall terminate upon the earliest to occur of (i) the closing of the Company’s Qualified IPO, (ii) upon the date upon which the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, (iii) upon the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity exclusively by virtue of shares received in such transaction or series of related transactions with respect to shares of the Company’s capital stock and (iv) the date upon which Eastern Advisors shall hold less than 183,000 shares of Series D Preferred Stock or Conversion Stock (subject to appropriate adjustment for stock splits, stock dividends and combinations); provided, however, that the confidentiality obligations of Eastern Advisors set forth in this Section 2.5(i) shall survive any such termination.

2.6 Confidentiality, Assignment and Termination of Covenants.

(a) Confidentiality. Each Investor receiving information under the covenants set forth in Sections 2.1 and 2.2 hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided, however, that notwithstanding the foregoing, an Investor may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in an Investor’s reports to its limited partners.

(b) Assignment. The covenants set forth in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 may be assigned or transferred, but only with all related obligations, by an Investor to an assignee or transferee who acquires at least 600,000 shares of Conversion Stock (subject to appropriate adjustment for stock splits, stock dividends and combinations) from such transferring Investor.

(c) Termination. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to all Investors and be of no further force or effect upon the earlier of (i) the closing of the Company’s initial underwritten public offering of its securities to the general public pursuant to an effective registration statement filed by the Company under the Securities Act or (ii) upon the date upon which the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act. The covenants set forth in Sections 2.3, 2.4 and 2.5 shall terminate as to all Investors and be of no further force or effect upon the closing of the Company’s Qualified IPO. The covenants set forth in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 shall terminate as to all Investors and be of no further force or effect upon the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity exclusively by virtue of shares received in such transaction or series of related transactions with respect to shares of the Company’s capital stock.

3. Legend. Each certificate representing the shares of Common Stock and/or Preferred Stock held by the Investors and by the Founders shall be endorsed with the following legend (the “Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate theretofore represented by a certificate carrying the Legend.

4. Miscellaneous.

4.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS ENTERED INTO AMONG DELAWARE RESIDENTS TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

4.2 Waivers and Amendments. This Agreement may be terminated and any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and Investors holding at least a majority of the then-outstanding Registrable Securities held by the Investors (the “Majority Investors”); provided, however, that in the event such termination, amendment or waiver adversely affects the rights or obligations of the Founders under Section 1 of this Agreement in a different manner than all of the Investors, such termination, amendment or waiver shall also require the written consent of the holders of at least a majority of the Common Stock then held by the Founders; provided further, however, that for so long as Battery holds at least 600,000 shares of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends and combinations), any such termination, amendment or waiver of the rights of Battery under Sections 2.1, 2.3, 2.4 and 4.2 of this Agreement shall also require the written consent of Battery; provided further, however, that for so long as Eastern Advisors holds at least 600,000 shares of Series D Preferred Stock or at least 140,000 shares of Series E Preferred Stock (in each case, subject to appropriate adjustments for stock splits, stock dividends and combinations), any such termination, amendment or waiver of the rights of Eastern Advisors under Sections 2.1, 2.3, 2.4, 2.5(i) and 4.2 of this Agreement shall also require the written consent of Eastern Advisors. Notwithstanding the foregoing, additional parties may be added as Holders and/or Investors under this Agreement with the written consent of the Company and the Majority Investors. Any termination, amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each holder of Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company and any other party to this Agreement.

4.3 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the parties to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Entire Agreement. This Agreement, including the exhibits attached to this Agreement, and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

4.5 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by certified United States mail, postage prepaid, return receipt requested, sent by facsimile or sent by electronic mail directed (a) if to an Investor, at such Investor’s address, facsimile number or electronic mail address set forth on Schedule A hereto, or at such other address, facsimile number or electronic mail address as such Investor may designate by ten (10) days’ advance written notice to the other parties hereto, (b) if to a Founder, at such Founder’s address, facsimile number or electronic mail address set forth on Schedule B hereto, or at such other address, facsimile number or electronic mail address as such Founder may designate by ten (10) days’ advance written notice to the other parties hereto or (c) if to the Company, to its address, facsimile number or electronic mail address set forth on its signature page to this Agreement and directed to the attention of the President, or at such other address, facsimile number or electronic mail address as the Company may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be effective or deemed given upon personal delivery, five (5) days after mailing, upon confirmation of facsimile transfer or upon confirmation of electronic mail delivery.

4.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

4.7 Aggregation of Stock. All shares of Registrable Securities held or acquired by a Holder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under Section 1 of this Agreement. For purposes of the foregoing, any shares of Registrable Securities held by a Holder that (X) is a partnership, limited liability company or corporation shall be deemed to include shares held by (i) entities affiliated with such partnership, limited liability company or corporation, (ii) any partner (or retired partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (iii) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (iv) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (v) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder and (Y) is an individual shall be deemed to include shares held by (i) the estate of such individual or (ii) the spouse, siblings, lineal descendants or ancestors of such individual and any custodian or trustee for the benefit of any of the foregoing persons.

4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.9 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

4.10 Joint Product. This Agreement is the joint product of the Company and the parties hereto, and each provision hereof and thereof has been the subject of mutual consultation, negotiation and agreement of the Company and the parties hereto and shall not be construed against any party hereto.

4.11 Prior Agreement. Upon the execution hereof by the Company and the Majority Investors (as defined in the Prior Agreement), this Agreement shall amend, restate and supersede the Prior Agreement, such that the Prior Agreement shall be of no further force or effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Company”

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt,
President

Address:
3900 N. Capital of Texas Highway, Suite 300
Austin, TX 78746
Fax: 512-732-9997

BAZAARVOICE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

“Investor”

EA PRIVATE INVESTMENTS, LLC

By:	/s/ Scott Booth

Name:	Scott Booth

Title:	Managing Partner

EASTERN ADVISOR FUND, LP

By:	/s/ Scott Booth

Name:	Scott Booth

Title:	Managing Partner

EASTERN ADVISOR OFFSHORE FUND, LTD

By:	/s/ Scott Booth

Name:	Scott Booth

Title:	Managing Partner

BAZAARVOICE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

“Investor”

BATTERY VENTURES VIII, L.P.

By:	Battery Partners VIII, L.L.C.
its general partner

By:	/s/ Neeraj Agrawal

Name:	Neeraj Agrawal

Title:	Managing Member

BAZAARVOICE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

“Investor”

AUSTIN VENTURES VIII, L.P.

By:	AV Partners VIII, L.P.
its general partner

By:	/s/ Chris Pacitti

Name:	Chris Pacitti

Title:	General Partner

BAZAARVOICE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

“Founders”

/s/ Brant Barton
Brant Barton

/s/ Brett A. Hurt
Brett A. Hurt

BAH TRUST

By:	/s/ Debra J. Hurt
Debra Hurt,
Trustee

BAZAARVOICE, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Schedule of Investors

Investor’s Name and Address

EA Private Investments, LLC

Eastern Advisor Fund, LP

Eastern Advisor Offshore Fund, LTD

101 Park Avenue, 33/F

New York, NY 10178

Fax: 212-984-2331

Attn:	Mitchell Green
Scott Booth

mitchell@easternadvisors.com

Battery Ventures VIII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

Fax: (781) 478-6601

Attn: Neeraj Agrawal)

neeraj@battery.com

Austin Ventures VIII, L.P.

300 W. 6th Street, Suite 2300

Austin, Texas 78701

Fax: 512.476.3952

Attn: Chris Pacitti

cpacitti@austinventures.com

Constantin Partners II, LLC

119 Forbes Ave.

San Rafael, CA 94901

Attn: Julie Constantin

julieconstantin@comcast.net

Steven M. Katz

[***]

First Round Capital 2005 LP

100 Four Falls Corporate Center

Suite 104

West Conshohocken, PA 19428

Fax: 610.834.7635

Attn: Jeffrey Donnon

Email: jeff@firstround.com

First Round Jingle LP

100 Four Falls Corporate Center

Suite 104

West Conshohocken, PA 19428

Fax: 610.834.7635

Attn: Jeffrey Donnon

Email: jeff@firstround.com

Peter Fader

[***]

Investor’s Name and Address

Dwight Foster

[***]

Robert Harteveldt

[***]

Arthur Holcombe

[***]

Ralph Mack

[***]

Old Town Capital LLC

440 W. 62nd Street

Burr Ridge, IL 60527

Attn: Jamie Crouthamel

jc@oldtowncapital.com

David Reibstein

[***]

Eric Simone

[***]

Compete Investments, LLC

1239-A Parkway

Austin, TX 78703

Attn: Eric Simone

esimone@austin.rr.com

Bruce Spitzengel

[***]

Bozeman LP

[***]

European Founders Fund GmbH & Co. Beteiligungs

KG Nr. 3

45 Lindenallee Koln

Germany 50968

WS Investment Company LLC

650 Page Mill Road

Palo Alto, CA 94304

Fax: 650.493.6811

Attn: Jim Terranova

jterranova@wsgr.com

Suneet Paul

[***]

Mack Capital, LLC

Attn: Ralph Mack

13 Wrights Mill Road

Armonic, NY 10504

rmack@mackcapital.net

First Round Capital 2007 Annex Fund LP

Attn: Jeffrey Donnon

100 Four Falls Corporate Center

Suite 104

W. Conshohocken, PA 19428

jeff@firstround.com

Investor’s Name and Address

First Round Capital 2007 Annex Fund Q-LP

Attn: Jeffrey Donnon

100 Four Falls Corporate Center

Suite 104

W. Conshohocken, PA 19428

jeff@firstround.com

Martin R. Lautman

[***]

Christine Allegro

[***]

Maples Investments II, L.P.

Attn: Mike Maples, Jr.

2440 Sand Hill Road, Suite 100

Menlo Park, CA 94025

mike@maplesinvestments.com

Maples Associates II, L.P.

Attn: Mike Maples, Jr.

2440 Sand Hill Road, Suite 100

Menlo Park, CA 94025

mike@maplesinvestments.com

SCHEDULE B

Schedule of Founders

Founder	Shares of Common Stock

Brant Barton [***]	664,813

Brett A. Hurt [***]	5,552,546

BAH Trust [***]	1,748,251